UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. __)

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [    ]

Check the appropriate box:

[ ]	Preliminary proxy statement

[ ]	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive proxy statement

[X]	Definitive additional materials

[ ]	Soliciting material under Rule 14a-12

            THE HARTFORD MUTUAL FUNDS II, INC.

(Name of Registrants as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (check the appropriate box):

[X]	No fee required

[ ]	Fee paid previously with preliminary materials

[ ]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a–6(i)(1) and 0–11

From: HartfordProxy@equiniti.com

Subject: Hartford Growth Opportunities Fund Special Meeting of Shareholders

Dear [Shareholder First Name],

The Special Meeting of Shareholders of The Hartford Growth Opportunities Fund (the “Fund”) is scheduled to take place at 10:00 a.m., Eastern time on December 13, 2023 and our records indicate your vote has not been recorded.

Shareholders of the Fund are being asked to approve reclassifying the Fund from a diversified investment company to a non-diversified investment company and eliminating a related fundamental diversification policy. The proxy materials for this meeting are linked below for your review.

Proxy Statement - https://vote.proxyonline.com/Hartford/docs/GrowthOppsMeeting2023.pdf

Sample Ballot - https://vote.proxyonline.com/Hartford/docs/Hartford_Growth_Opps_Ballot.pdf

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL

Please respond directly to this email with your Last Name and voting instructions (FOR, AGAINST or ABSTAIN) for the proposal.

If you have additional questions or would like to vote over the phone, please call our proxy vendor, EQ Fund Solutions, at 877-896-3199 for more information between the hours of 9 a.m. and 10 p.m. Eastern Time, Monday through Friday or 10 a.m. and 5:00 p.m. Eastern Time on Saturday. At the time of the call, please reference the Investor ID listed below.

Thank you for your attention to this matter. Your time is greatly appreciated.

Investor ID: XXXXXXXX

Street Address:

Shares:

Shareholder Name Address 1 Address 2 Address 3

Dear Shareholder:

You may have received prior communications related to your investment in The Hartford Growth Opportunities Fund. Please take a moment to respond, as it pertains to an important matter for the Fund, and your input is of utmost importance to us. You will not be asked to provide confidential information, and the call will be brief.

Please contact our proxy vendor, EQ Fund Solutions, by December 11, 2023. Their contact information is listed below. At the time of the call, please reference the Investor ID, also listed below.

EQ Fund Solutions: (877) 896-3199

9:00 a.m. – 10:00 p.m. Eastern Time, Monday through Friday

10:00 a.m. – 5:00 p.m. Eastern Time on Saturday

INVESTOR PROFILE:
Investor ID:	Security ID:
Shares owned:	Household ID:

Thank you for your investment in the Fund, and thank you for your time and consideration.

Sincerely,

James E. Davey

President

Hartford Funds

E1_RN_19309

Dear Shareholder:

You may have received several letters relating to the upcoming Special Meeting of Shareholders (the “Meeting”) of The Hartford Growth Opportunities Fund (the “Fund”), scheduled for December 13, 2023. An important proposal will be presented at the Meeting as outlined on the attached proxy card. The Board of Directors of the Fund recommend shareholders approve the proposal.

WHAT ARE SHAREHOLDERS BEING ASKED TO VOTE ON?

Proposal 1: To approve reclassifying the Fund from a diversified investment company to a non-diversified investment company and eliminating a related fundamental diversification policy.

✓

The Fund is currently classified as a diversified fund and must, therefore, operate in compliance with the diversification requirements under the Investment Company Act of 1940 (as amended), which strictly limit how much the Fund can invest in a single issuer. If the proposal is approved, the Fund would be permitted to invest a larger percentage of its assets in a smaller number of issuers.

✓

Classification as a non-diversified fund will provide the Fund’s portfolio management team with the flexibility to invest a greater percentage of the Fund’s assets in fewer issuers or in any one issuer which may, in turn, provide the potential for better investment performance over time. For these reasons, Hartford Funds Management Company, LLC, the Fund’s investment manager, believes that reclassifying the Fund as non-diversified is in the best interests of the Fund and its shareholders.

Additional information regarding the Meeting and the proposal can be found in the proxy statement. For your convenience, the proxy statement is also located online at https://vote.proxyonline.com/Hartford/docs/GrowthOppsMeeting2023.pdf

WHAT DO WE NEED FROM YOU?

The proposed change cannot be implemented without obtaining the required approval from Fund shareholders. Please also note that the Fund’s shareholder base is made up of thousands of investors just like yourself, which makes your vote even more important no matter how many shares you own. Accordingly, your vote is critical to the approval of this proposal.

PLEASE VOTE. Utilize one of the convenient options listed here:

VOICE YOUR SAY ON THIS MATTER NOW.

1.  BY PHONE. You may cast your vote by telephone by calling the toll-free number listed on the enclosed proxy card and following the prerecorded information, or 1-877-732-3618 to cast your vote with a live proxy specialist, quickly and easily.

2. ONLINE. You may cast your vote online by logging onto the web address located on the enclosed proxy card and following the instructions on the website.
3. VIA MAIL. You may cast your vote by mail by signing, dating and mailing the enclosed proxy card in the postage-prepaid return envelope provided.

R3_19309_O